Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is executed effective as of August 1, 2023, by SANARA MEDTECH APPLIED TECHNOLOGIES, LLC, a Texas limited liability company (“Borrower”), whose address for purposes hereof is 1200 Summit Avenue, Suite 414, Fort Worth, Texas 76102, CADENCE BANK, a Mississippi state banking corporation (“Bank”), whose address for purposes hereof is 1333 West Loop South, Suite 1700, Houston, Texas 77027, and SANARA MEDTECH INC., a Texas corporation (“Parent”), whose address for purposes hereof is 1200 Summit Avenue, Suite 414, Fort Worth, Texas 76102.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Bank extend to Borrower an advancing term loan in the principal amount of Twelve Million and No/100 Dollars ($12,000,000.00), which advancing term loan is to be guaranteed by Guarantor on the terms set forth herein and in the Guaranty, and Bank is willing to extend such advancing term loan to Borrower on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties of Obligors hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them.

Acquisition Installment Payments: The “Installment Payments” as such term is defined in Subsection 1.2(a) of that certain Asset Purchase Agreement dated August 1, 2023, executed by Borrower, as Purchaser, The Hymed Group Corporation and Applied Nutritionals, LLC, as Sellers, and Dr. George D. Petito, as Owner, as amended from time to time, and any payments in substitution therefor.

Advance: Any advance by Bank to, or for the benefit of, Borrower.

Advancing Term Loan: That certain advancing term loan made available to Borrower in the principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) and being more particularly described in Section 2.1 of this Agreement.

Advancing Term Loan Drawdown Termination Date: February 1, 2024.

Advancing Term Loan Maturity Date: August 1, 2028.

Advancing Term Loan Rate: The Base Rate.

Advancing Term Note: That certain Promissory Note dated of even date with the effective date hereof, executed by Borrower and payable to the order of Bank in the principal amount of the Advancing Term Loan, together with all modifications, renewals, extensions, amendments and restatements thereof and substitutions therefor, and being more particularly described in Section 2.1 of this Agreement.

Affiliate: With respect to any Person (a) a Person that, directly or indirectly or through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; (b) any Person of which such Person or such Person’s spouse, sibling, parent or child is an officer, director, shareholder, member, manager, securities holder, partner, or, in the case of a trust, a beneficiary or trustee; and (c) any Person that is an officer, director, shareholder, member, manager, securities holder, partner, or, in the case of a trust, a beneficiary or trustee of such Person.

Base Rate: For any day, a rate per annum equal to the Term SOFR for a one-month tenor in effect on such day plus three percent (3.0%); provided that in no event shall the Base Rate be greater than the Maximum Rate. Any change in the Base Rate due to a change in Term SOFR shall be effective from and including the effective date of such change in the Term SOFR.

Base Rate Term SOFR Determination Day: As defined in the definition of “Term SOFR”.

Beneficial Ownership Certification: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be in form and substance satisfactory to Bank, and shall contain no information objectionable to Bank.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Borrower Security Agreements(s): Individually or collectively, as applicable, all security agreements, pledges and collateral assignments executed herewith or hereafter by Borrower in order to create or evidence a security interest of Bank in any assets owned or to be acquired by Borrower, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor.

Business Day: Any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to remain closed.

Cash Flow Leverage Ratio: The ratio of all Funded Debt (which for avoidance of doubt includes all Acquisition Installment Payments during the following twelve (12) month period) to EBITDA during the preceding twelve (12) month period; provided however, that for purposes of calculating the “Cash Flow Leverage Ratio,” EBITDA shall be calculated as follows: (i) for the fiscal quarter ending September 30, 2023, EBITDA for the 2-month period ending on that date multiplied by 6; (ii) for the fiscal quarter ending December 31, 2023, EBITDA for the 5-month period ending on that date multiplied by 12/5; (iii) for the fiscal quarter ending March 31, 2024, EBITDA for the 8-month period ending on that date multiplied by 1.5; (iv) for the fiscal quarter ending June 30, 2024, EBITDA for the 11-month period ending on that date multiplied by 12/11; and (v) for the fiscal quarter ending September 30, 2024, and for each fiscal quarter thereafter, EBITDA for the twelve (12) month period ending on that date.

Change in Law: The adoption or taking effect of, or any change in, any law, or any change in the interpretation, administration or application of any law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by Bank with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency occurring after the effective date hereof, provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

Collateral: “Collateral” as defined in any Security Agreement, any of the Financing Statements or any other Security Instruments.

Compliance Certificate: A certificate prepared by Borrower and delivered to Bank in conformity with Exhibit A to this Agreement.

Control: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Corporate Guarantor(s): Individually or collectively, as applicable, Parent and any other Person which is not an individual hereafter executing a Guaranty.

Corporate Obligor(s): Individually or collectively, as applicable, Borrower and Corporate Guarantors.

Debt Service Coverage Ratio: The ratio of (a) the sum of the following during the preceding twelve (12) month period: (i) EBITDA minus (ii) capital expenditures, minus (iii) cash taxes, minus (iv) dividends and distributions, to (b) the sum of (i) the current portion of long term debt plus, (ii) Acquisition Installment Payments during the following twelve (12) month period, (iii) interest expense during the preceding twelve (12) month period; provided however , that for purposes of calculating the “Debt Service Coverage Ratio” EBITDA and interest expense (collectively, the “Annualized Components”) shall be calculated as follows: (i) for the fiscal quarter ending September 30, 2023, the Annualized Components for the 2-month period ending on that date multiplied by 6; (ii) for the fiscal quarter ending December 31, 2023, the Annualized Components for the 5-month period ending on that date multiplied by 12/5; (iii) for the fiscal quarter ending March 31, 2024, the Annualized Components for the 8-month period ending on that date multiplied by 1.5; (iv) for the fiscal quarter ending June 30, 2024, the Annualized Components for the 11-month period ending on that date multiplied by 12/11; and (v) for the fiscal quarter ending September 30, 2024, and for each fiscal quarter thereafter, the Annualized Components for the twelve (12) month period ending on that date.

Debtor Relief Laws: Any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws, whether state or federal, affecting the rights or remedies of creditors generally, as in effect from time to time.

Default: The occurrence of any event which, with the giving of notice, lapse or expiration of time, or both, or other condition precedent, will constitute an “Event of Default” under Section 7.1 of this Agreement, regardless of whether any requirement for the giving of notice, the lapse or expiration of time, or any other condition precedent to an Event of Default, if any, has been satisfied.

Default Rate: A per annum rate equal to the lesser of (a) the Base Rate plus five percent (5.0%), or (b) the Maximum Rate.

EBITDA: The sum of earnings before interest, taxes, depreciation, amortization, stock compensation expense and gains or losses on sales of assets outside the ordinary course of business, each of these components being calculated in accordance with GAAP.

Environmental Laws: Any and all Governmental Requirements relating to the environment or public or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including solid wastes, hazardous wastes or hazardous substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, volatile organic compounds or polychlorinated biphenyls).

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default: Any event specified as an “Event of Default” in Section 7.1 of this Agreement.

Financial Statements: Such balance sheets, income statements, profit and loss statements, reconciliations of capital and surplus, and statements of cash flows of a Person, all of which shall be prepared in a manner consistent with prior periods and the historical customs and practices of such Person, and in the case of each Corporate Obligor in accordance with GAAP.

Financing Statements: The financing statements filed or to be filed with the appropriate offices for the perfection of a security interest in any of the Collateral, including those assigned to Bank heretofore, concurrently herewith or hereafter, together with any continuation statements or other amendments filed or to be filed in connection therewith.

Floor: A rate of interest equal to one half percent (0.50%).

Forbidden Activities. The use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband, including marijuana (whether for commercial, medical, or personal purposes).

Funded Debt: The sum of all Acquisition Installment Payments during the following twelve (12) month period and all Indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including Subordinated Debt), and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument.

GAAP: Generally accepted accounting principles in the United States of America consistently applied.

Governmental Authority: The government of the United States of America or any other nation or any political subdivision thereof in which an Obligor or any of the Collateral is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over an Obligor or an Obligor’s property or assets, including without limitation any state, county or city and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Governmental Requirements: All statutes, laws, ordinances, rules, and regulations of any Governmental Authority applicable to an Obligor or an Obligor’s property or assets, or any site owned or operated by an Obligor.

Guarantor(s): Individually or collectively, as applicable, Individual Guarantors and Corporate Guarantors.

Guarantor Security Agreement(s): Individually or collectively, as applicable, all security agreements, pledges and collateral assignments executed herewith or hereafter by a Guarantor in order to create or evidence a security interest of Bank in any assets owned or to be acquired by such Guarantor, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor.

Guarant(y/ies): Individually or collectively, as applicable, all guaranties of the Obligations, or any portion thereof, executed by any Person herewith or hereafter, and all modifications, renewals, extensions, amendments, restatements, replacements and rearrangements thereof, and substitutions therefor.

Indebtedness: The total liabilities of Borrower, including the indebtedness evidenced by the Note(s) and any subordinated indebtedness, calculated in accordance with GAAP, and in a manner consistent with prior periods and Borrower’s historical customs and practices.

Index Cessation Event: In respect of Term SOFR:

(a) a public statement or release by or on behalf of the Term SOFR Administrator that it has ceased or will cease to provide Term SOFR rates permanently or indefinitely, provided that there is no successor administrator that will continue to provide Term SOFR, or

(b) a public statement or release by any regulatory supervisor with the relevant authority that Term SOFR will no longer be provided by any administrator, or it has been deemed to no longer be a representative rate.

Individual Guarantor(s): Individually or collectively, as applicable, any Person who is an individual hereafter executing a Guaranty.

Individual Obligor(s): Individually or collectively, as applicable, Individual Guarantors.

Loan(s): Individually or collectively, as applicable, the Advancing Term Loan and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor.

Material Adverse Effect: A material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of an Obligor, (b) the ability of an Obligor to perform any of its obligations under this Agreement or any other Security Instrument or (c) the rights of or benefits available to Bank under this Agreement or any other Security Instrument.

Maximum Rate: On any day, the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Loan(s) or any documents executed in connection therewith despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permit the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Section 303 of the Texas Finance Code) for that day. Bank may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other Person, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

Note(s): Individually or collectively, as applicable, the Advancing Term Note and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor.

Obligations: The obligations and liabilities of Borrower to Bank evidenced by this Agreement, the Note(s) or any other Security Instrument, and any and all other Indebtedness, liabilities and obligations whatsoever of Borrower to Bank, whether direct or indirect, absolute or contingent, primary or secondary, liquidated or unliquidated, due or to become due, whether now existing or hereafter arising, and whether in connection with this or another transaction, and howsoever evidenced or acquired, whether joint or several or joint and several, including derivative-foreign exchange transactions or any treasury management or other services provided by Bank or its Affiliates, successors or assigns (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate network services), and whether evidenced by note, draft, acceptance, guaranty, open account, commercial credit card, stored value card, merchant card, letter of credit, surety agreement, Rate Management Agreement or otherwise; it being contemplated by the parties hereto that Borrower may become indebted to Bank in additional sums. The term “Obligations” shall expressly include any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower and of Borrower’s Affiliates to Bank, or to any of its Affiliates or successors, arising under or in connection with any Rate Management Agreement or Rate Management Transaction; provided, however, that the definition of “Obligations” shall not create any guarantee by a Guarantor or Borrower of (or grant of security interest by a Guarantor or Borrower to support, as applicable) any Excluded Swap Obligations (as defined in Section 2.16 hereof) of such Guarantor or Borrower for purposes of determining any obligations of such Guarantor or Borrower.

Obligor(s): Individually or collectively, as applicable, Borrower and Guarantor(s).

Organizational Documents: The Certificate of Formation, Certificate or Articles of Incorporation, Bylaws, Articles of Organization, Company Agreement or Regulations, Certificate of Limited Partnership, Agreement of Limited Partnership, Partnership Agreement or other organizational document of a Person.

Overline: “Overline” as defined in Section 2.6 of this Agreement.

Periodic Term SOFR Determination Day: As specified in the definition of “Term SOFR”.

Person: Any corporation, partnership, joint venture, limited liability company, association, trust, trustee, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality, or other entity.

Plan: Any plan subject to Title IV of ERISA and maintained by a Corporate Obligor or any such plan to which such Corporate Obligor is required to contribute on behalf of its employees.

Rate Management Agreement: Each agreement between Borrower or any of its Affiliates, on the one hand, and Bank or any of its Affiliates or their successors, on the other hand, including but not limited to any ISDA Master Agreement, whether now existing or hereafter entered into, which provides for a Rate Management Transaction.

Rate Management Transaction: Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower or any of its Affiliates, on the one hand, and Bank or any of its Affiliates or their successors, on the other hand, which is (i) a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including an option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

Regulation U: Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Regulation X: Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Request for Advance: A written request, in form and content acceptable to Bank, given by Borrower to Bank not later than 10:00 a.m. (Houston, Texas time) on the Business Day of the proposed Advance, specifying the requested date and amount of such Advance, and including a certificate of such individual responsible for financial and accounting matters as Bank may designate, certifying (a) that no Default has occurred, and (b) such other matters as Bank may require.

Security Agreement(s): Individually or collectively, as applicable, the Borrower Security Agreements and the Guarantor Security Agreements, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof, and substitutions therefor, and all security agreements, pledges and collateral assignments hereafter executed in order to create or evidence a security interest of Bank in any assets owned or to be acquired by any Person.

Security Instrument(s): Individually or collectively, as applicable, this Agreement, the Note(s), the Security Agreements, the Financing Statements, any Guaranties, any Subordination Agreements and such other documents, instruments or agreements evidencing, securing, guaranteeing, or otherwise pertaining to the Loan(s) as may be, from time to time (whether heretofore, contemporaneously herewith or hereafter), executed and delivered by an Obligor or any other Person to Bank, and all modifications, renewals, extensions, rearrangements, ratifications, restatements and replacements of any of the foregoing. Notwithstanding the foregoing, or any provision of any “Security Instrument” to the contrary, the term “Security Instruments” shall not include a Rate Management Agreement nor any swap agreement (as defined in 11 U.S.C. Section 101, as in effect from time to time).

SOFR: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

Subject Property: Any real estate owned or leased by Borrower.

Subordinated Debt: Subordinated indebtedness issued by Borrower on terms and conditions approved in writing by Bank, and subject to an enforceable Subordination Agreement under which no party is in default.

Subordination Agreements: Any subordination agreements or intercreditor agreements executed concurrently herewith or hereafter by Bank with any third Person, in order (a) to subordinate any debt or obligation of Borrower owed to such third Person to any debt or obligation of Borrower owed to Bank, or (b) to agree on priority in rights of payment or lien position, all as same may be modified, amended, renewed or extended from time to time.

Subsidiary: With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated Financial Statements if such Financial Statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other Person (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

Term SOFR: For any calculation with respect to a Base Rate Loan on any day, the forward-looking term rate based on SOFR for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that (a) if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the forward-looking term rate based on SOFR for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the forward-looking term rate based on SOFR for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such forward-looking term rate based on SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Base Rate Term SOFR Determination Day; (b) if the relevant Term SOFR is not available, for any reason whatsoever including any Index Cessation Event, then Bank in its sole discretion will select a commercially reasonable alternative for Term SOFR, provided that if an industry Term SOFR Recommended Rate alternative exists then Bank shall use such industry alternative; and (c); if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

Term SOFR Administrator: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

Term SOFR Recommended Rate: The rate (inclusive of any spreads or adjustments) recommended as the replacement for Term SOFR by:

(a) the Term SOFR Administrator or

(b) a committee officially endorsed or convened, by the Federal Reserve Board, or the Federal Reserve Bank of New York, or the regulatory supervisor of the Term SOFR Administrator, for the purpose of recommending a replacement for Term SOFR.

Term SOFR Reference Rate: The forward-looking term rate based on SOFR.

U.S. Government Securities Business Day: Any day except for a Saturday, Sunday or day on which the Securities Industry and Financial Markets Association (SIFMA), or successor entity recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in the U.S. Government Securities.

ARTICLE II

THE LOAN(S)

2.1 Advancing Term Loan. Subject to, and upon the terms, conditions, covenants and agreements contained herein, and in reliance upon the covenants, agreements, representations and warranties of Obligor(s) set forth herein, and provided that at the time of any proposed borrowing hereunder no Default exists, Bank agrees to make, at any time and from time to time prior to the Advancing Term Loan Drawdown Termination Date, one or more Advances to Borrower up to the aggregate maximum principal amount of Twelve Million and No/100 Dollars ($12,000,000.00), which Advances shall be evidenced by the Advancing Term Note. In no event shall the aggregate of all Advances under the Advancing Term Note exceed Twelve Million and No/100 Dollars ($12,000,000.00). Principal amounts evidenced by the Advancing Term Note which are repaid may not be reborrowed. Bank’s business records shall be prima facie evidence of the unpaid principal amount of the Advancing Term Note, and the amount of accrued but unpaid interest. The principal of and interest to accrue on the Advancing Term Note shall be due and payable as follows:

(a) Accrued but unpaid interest on the unpaid principal balance of the Advancing Term Note shall be due and payable monthly as it accrues, beginning on September 5, 2023, and continuing regularly and monthly on the fifth (5th) day of each month thereafter until the Advancing Term Loan Maturity Date; and

(b) Beginning on August 5, 2024, the unpaid principal balance of the Advancing Term Note shall be due and payable in equal monthly installments in an amount equal to the unpaid principal balance of the Advancing Term Note outstanding on the Advancing Term Loan Drawdown Termination Date divided by eighty-four (84), the first such installment to be due and payable on August 5, 2024, and a like installment to be due and payable on the fifth (5th) day of each month thereafter until and including July 5, 2025; and

(c) Beginning on August 5, 2025, the unpaid principal balance of the Advancing Term Note shall be due and payable in equal monthly installments in an amount equal to the unpaid principal balance of the Advancing Term Note outstanding on the Advancing Term Loan Drawdown Termination Date divided by sixty (60), the first such installment to be due and payable on August 5, 2025, and a like installment to be due and payable on the fifth (5th) day of each month thereafter until the Advancing Term Loan Maturity Date; and

(d) On the Advancing Term Loan Maturity Date all remaining unpaid principal, together with all accrued but unpaid interest, shall mature and become due and payable.

Each Advance under the Advancing Term Note, and all renewals, extensions, modifications and rearrangements of the Advancing Term Note, if any, shall be deemed to have been made pursuant to this Agreement and, accordingly, shall be subject to the terms, conditions and provisions hereof, and Borrower shall be deemed to have ratified, as of the date of each Advance under the Advancing Term Note, and any renewal, extension, modification or rearrangement thereof, all the representations, covenants, warranties, promises and agreements set forth herein. Bank shall never be required to modify, renew, extend or rearrange the Advancing Term Note, regardless of whether any Default has ever occurred.

2.2 Advances by Bank; Automatic Debit; Proceeds.

(a) Purpose and Use of Advances. Subject to the further terms and conditions hereof, Bank will advance the proceeds of the Loan(s) as necessary for the purposes set out in Section 6.6 below.

(b) No Default. Bank may, but shall never be required to, make or continue any Advance after a Default which has not been cured to the satisfaction of Bank.

(c) Request for Advance. Notwithstanding the foregoing or any provision hereof to the contrary, Bank may require that each Advance be made pursuant to a Request for Advance.

(d) Automatic Debit. To effectuate any payment due under this Agreement, the Note(s), any other Security Instrument or a Rate Management Agreement, Bank is hereby authorized to initiate debit entries to any deposit account of Borrower maintained with Bank, and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until Bank has received written notification of its termination in such time and in such manner as to afford Bank a reasonable opportunity to act on it. The parties hereto acknowledge and agree (i) that such debit entries may cause an overdraft of any such account which may result in Bank’s refusal to honor items drawn on any such account until adequate deposits are made to any such account; (ii) that Bank is under no duty or obligation to initiate any debit entry for any purpose; and (iii) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

(e) Sweep; Application of Payments. Bank is hereby authorized to sweep the collected balance of good funds from Borrower’s accounts periodically for application to (i) the outstanding principal balance of each Loan, at such times and in such manner as Bank, in its sole discretion, deems appropriate, and (ii) any payments due under any Rate Management Agreement with Bank or its Affiliates or their successors. Bank may apply any payments received from any source against any portion of the Obligations in such priority and fashion as Bank may deem appropriate; provided, however, that any amounts received from any source that is not a Qualified ECP Guarantor, as defined in Section 2.16 hereof, shall not be applied to any portion of the Excluded Swap Obligations.

2.3 Interest.

(a) Advancing Term Loan. Subject to Subsection (b) below, the unpaid principal balance of the Advancing Term Note shall bear interest at the lesser of the Advancing Term Loan Rate or the Maximum Rate.

(b) Default Rate. Notwithstanding any provision of this Agreement to the contrary, (i) while an Event of Default pursuant to Section 7.1(a) is continuing or (ii) (A) while any Event of Default other than pursuant to Section 7.1(a) is continuing and (B) Bank has given Borrower notice that Bank has exercised its right to increase the rate of interest, the unpaid principal balance of each Note shall bear interest at the Default Rate.

2.4 Place and Timing of Payments. All payments shall be made to Bank at its office set forth in the preamble of this Agreement, without offset or deduction. Payments received after Bank’s cut-off times established from time to time or on a day that is not a Business Day will be credited as of the next Business Day. Whenever any payment under a Note becomes due and payable on a day that is not a Business Day, if no Event of Default then exists, the maturity of the payment shall be extended to the next succeeding Business Day, except that if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

2.5 Late Payments. If any payments due under a Note or this Agreement are not timely made, Borrower shall also pay to Bank, upon demand, a late charge equal to five percent (5.0%) of each payment past due for ten (10) or more days. This late charge shall not apply to payments due at maturity or by acceleration of a Note.

2.6 Optional and Mandatory Prepayments.

(a) Fees and Prepaid Charges Fully Earned. All loan fees and other prepaid charges are earned fully as of the date of the applicable Loan and will not be subject to refund, except as required by law.

(b) Advancing Term Note to Remain in Effect. Borrower may pay all or a portion of the Advancing Term Note before it is due; provided, however, that each Note shall remain in full force and effect until, at a time when no amounts, principal, interest or otherwise, are then owing, Borrower releases Bank in writing from any obligation to make Advances pursuant thereto.

(c) Application of Prepayments. Prepayment of a Note in full shall consist of payment of the remaining unpaid principal balance together with all accrued but unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under such Note or any other agreement with Bank pertaining to such Note before such amounts are due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Prepayment in part shall consist of payment of any portion of the unpaid principal balance before it is due, whether such prepayment arises from a voluntary or involuntary prepayment, acceleration of maturity, or any other cause or reason. Unless otherwise agreed by Bank in writing and provided that Borrower is current on all amounts due, payments applied to a Note before Bank’s creation of a billing statement for the next payment due will be applied entirely to principal, and payments applied to a Note after the creation of such billing statement will be applied according to that billing statement. Unless otherwise agreed by Bank in writing and provided that Borrower is current on all amounts due, payments applied to a Note before Bank’s creation of a billing statement for the next payment due shall not relieve Borrower of the obligation to continue making uninterrupted payments under such Note. All payments of principal are to be applied to the outstanding principal balance of each Note at such times and in such manner as Bank, in its sole discretion, deems appropriate.

(d) Rate Management Agreements Independent. All Rate Management Agreements, if any, between Borrower and Bank or its Affiliates are independent agreements governed by the written provisions of such Rate Management Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of any Note, except as otherwise expressly provided in such Rate Management Agreements, and any payoff statement from Bank relating to a Note shall not apply to such Rate Management Agreements except as otherwise expressly provided in such payoff statement. Any prepayment shall be without prejudice to Borrower’s obligations under any Rate Management Agreement, which shall remain in full force and effect subject to the terms of such Rate Management Agreement (including provisions that may require a reduction, modification or early termination of a Rate Management Transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

(e) Overlines. If at any time the then outstanding principal under the Advancing Term Note exceeds the face amount of the Advancing Term Note, Borrower agrees to pay the excess amount (each an “Overline”) immediately upon demand by Bank. Overlines shall bear interest at the rate set forth in Section 2.3. If not sooner paid, interest on Overlines shall be paid on the fifth (5th) day of each month, until the Advancing Term Loan Maturity Date. Upon request of Bank, Borrower shall execute a promissory note payable to the order of Bank to represent the amount of any Overline; however, Borrower acknowledges and agrees that the records of Bank and this Agreement shall constitute conclusive evidence of any Overline and the obligation of Borrower to repay any Overline, with interest. All Overlines for which Bank has not demanded payment earlier, and all unpaid and accrued interest on Overlines not due and payable earlier, shall be due and payable on the Advancing Term Loan Maturity Date. Borrower acknowledges and agrees that Bank is not obligated to fund any Advance that would create an Overline.

2.7 Upfront Fee. In consideration of Bank’s agreement, subject to the terms and conditions hereof, to make Advances hereunder, both on or about the date hereof and in the future, Borrower shall pay to Bank upon the execution hereof an upfront fee in the amount of Thirty Thousand Dollars ($30,000). In no event shall this fee be, or be deemed to be, compensation for the use, forbearance or detention of money. Further, in no event shall this fee, together with all amounts constituting interest under applicable laws and payable in connection with this Agreement and the other Security Instruments, exceed the Maximum Rate.

2.8 Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Term SOFR shall be determined by Bank, and such determination shall be conclusive absent manifest error.

2.9 Security. Payment of the Obligations and performance of the covenants set forth in the Security Instruments will be guaranteed according to the terms of the Guaranties, and secured by the Collateral, subject only to security interests in favor of Bank or as otherwise permitted hereunder. As any Collateral is sold or otherwise disposed of, Obligor(s) will faithfully and promptly deposit the proceeds thereof in Obligor(s)’ accounts at Bank.

2.10 Additional Security Instruments. Obligor(s) agree to execute, acknowledge and deliver to Bank, or to cause to be executed, acknowledged and delivered to Bank, such instruments, Security Agreements, deeds of trust, assignments of rents and leases, control agreements, lockbox agreements, blocked account agreements, assignments of insurance and proceeds, Guaranties, statements, and assignments, in form and substance acceptable to Bank, as in the discretion of Bank or counsel for Bank may be deemed necessary to enforce and grant to Bank, and to perfect in the appropriate jurisdictions, the security interests, liens, assignments and mortgages on the Collateral, including without limitation, any machinery or equipment or other goods purchased with the proceeds of a Loan. Borrower hereby authorizes Bank to file, at Borrower’s expense, financing statements and amendments thereto and other records, without the signature of Borrower thereon, to the maximum extent permitted by applicable law, in order to perfect, amend or continue Bank’s interest in the Collateral. With respect to any Collateral for which a certificate of title is issued, upon Bank’s request, the original negotiable certificate of title shall be delivered to Bank, and Bank’s security interest shall be duly noted thereon.

2.11 Cross Collateralization. Subject to Section 2.12, all Collateral now or hereafter securing any of the Obligations hereunder also shall secure any and all other Obligations now or hereafter owing by Borrower to Bank or its Affiliates or successors, including without limitation any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower and its Affiliates to Bank, or to any of its Affiliates or successors, arising under or in connection with any Rate Management Agreements or Rate Management Transactions.

2.12 Cross-Collateralized Loans Secured by Property in Special Flood Hazard Area. The parties covenant and agree that if any prior, current, or future loans or debts, other than the Notes, between Borrower and Bank (herein, the “Other Debts”), are cross-collateralized and secured through this Agreement, and such Other Debts are also secured by any means by a building, structure, or by real estate (herein, the “Secured Property”) located in an area designated as a special flood hazard area (SFHA”) by the Administrator of the Federal Emergency Management Agency (herein, the “SFHA Debts”), the following provisions of this Section 2.12 become effective immediately upon such Secured Property becoming located in a SFHA (the “SFHA Date”).

(a) Collateral Release. Notwithstanding any language to the contrary in this Agreement or any other Security Instrument, Bank releases and disclaims in full that portion of its security interest securing the Notes that is comprised of collateral secured by a SFHA Debt document or a SFHA Debt contract or agreement between Borrower and Bank. As of the SFHA Date, Bank shall not retain, via a cross-collateralization provision in any Security Instrument or otherwise, a security interest for the Notes in any SFHA Debt or the collateral securing any SFHA Debt.

(b) No Other Changes to the Scope of the Collateral. Beyond the changes to the scope of Bank’s security interest for the Notes rendered by the preceding Subsection 2.12(a), no other aspect of Bank’s collateral or security interest for the Notes, as defined or established by the Security Instruments, is modified by this Section 2.12. The provisions of this Section 2.12 do not affect, to any extent, the scope of the collateral or security interest securing the Notes, other than the changes set forth in Subsection 2.12(a).

(c) This Section 2.12 Shall Control for All Conflicts. To the extent that the scope of Bank’s security interest for the Notes, as modified by the provisions of this Section 2.12, does not align with the scope of the security interest as defined by any other provision of the Security Instruments, the parties agree that the provisions of this Section 2.12 shall control for all purposes in any conflicts regarding the scope of the Bank’s security interest taken for the Notes after the date this Agreement is executed by the parties.

(d) No Other Rights or Remedies Affected. Except as modified herein, nothing shall otherwise impair, alter or diminish the effect, lien or encumbrance of this Agreement or any other Security Instrument or any of the rights and remedies of the holder thereof.

(e) Effective Date of this Section. The provisions of this Section 2.12 shall not become effective prior to the SFHA Date.

2.13 Other Collateral. Collateral securing other loans from Bank to Borrower may also secure a Loan. To the extent collateral previously has been given to Bank by any Person that may secure a Loan, whether directly or indirectly, it is specifically agreed that, to the extent prohibited by law, all such collateral consisting of household goods will not secure any Loan. In addition, if any collateral requires the giving of a right of rescission under the Truth in Lending Act for any Loan, such collateral also will not secure any Loan unless and until all required notices of that right have been given.

2.14 Capital Adequacy Charge. If Bank shall have determined that any Change in Law does or shall have the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Bank to Borrower of a written demand therefor together with the certificate described below, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction, such written demand to be made with reasonable promptness following such determination. A certificate of Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the additional amount or amounts to be paid to Bank, and the method by which such amount was determined. In determining such amount, Bank may use any reasonable averaging and attribution method, applied on a non-discriminatory basis. Borrower shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of Bank to demand compensation pursuant to this section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments to Bank shall be made, in accordance with the provisions of this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings and all liabilities with respect thereto, excluding, in the case of Bank, taxes imposed on its income and franchise taxes imposed on it by the jurisdiction under the laws of which Bank is organized or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If an Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable to Bank, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions, Bank receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Obligor shall make such deductions; and (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, each Obligor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made by such Obligor, or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, a Note or any other Security Instrument, or any documents, instruments or agreements executed in connection herewith (hereinafter referred to as “Other Taxes”).

(c) Indemnification. OBLIGORS INDEMNIFY BANK FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES PAID BY BANK AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST, AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE BY AN OBLIGOR TO BANK WITHIN THIRTY (30) DAYS FROM THE DATE SUCH OBLIGOR RECEIVES WRITTEN DEMAND THEREFOR.

2.16 Provisions Relating to Excluded Swap Obligations.

(a) Excluded Swap Obligation. “Excluded Swap Obligation” means, with respect to a Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant of such security interest by such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because a Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Guarantor, or the grant of such security interest by such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such Guaranty or security interest or joint and several liability, as applicable, is or becomes illegal or unlawful.

(b) Swap Obligations. “Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

(c) Commodity Exchange Act. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(d) Qualified ECP Guarantor. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, (i) each Corporate Obligor that has total assets exceeding $10,000,000 at the time the relevant obligation or Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or (ii) such entity as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act or () an Individual Obligor who meets the definition of “eligible contract participant” at such time under the Commodity Exchange Act or any regulations promulgated thereunder.

(e) Keepwell of Guarantors. Each Guarantor, at any and all times during which such Guarantor qualifies as a Qualified ECP Guarantor, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor who is not a Qualified ECP Guarantor at such time (a “Non-ECP Loan Guarantor”) to honor all of such Non-ECP Loan Guarantor’s obligations under any Guaranty in respect of Swap Obligations (provided, however, that a Guarantor, when a Qualified ECP Guarantor, shall only be liable under this section for the maximum amount of such liability that can be hereby incurred without rendering the obligations of such Guarantor, when a Qualified ECP Guarantor, under this section or otherwise under this Agreement or such Guarantor’s Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of a Guarantor, when a Qualified ECP Guarantor, under this section shall remain in full force and effect until termination of such Guarantor’s Guaranty in accordance with the terms of such Guaranty. Each Guarantor, when a Qualified ECP Guarantor, intends that this section constitute, and this section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Non-ECP Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(f) Swap Agreement. For purposes of this Section 2.16, “Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

2.17 Accord and Satisfaction. Borrower agrees not to send Bank payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such payment, Bank may accept it without losing any of Bank’s rights under this Agreement, any Note or any other Security Instrument, and Borrower will remain obligated to pay any further amounts owed or that may become owed to Bank.

ARTICLE III

ADVANCES

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligors agree as follows:

3.1 Conditions Precedent to Initial Extension of Credit. Any obligation of Bank to make the initial Advance hereunder is subject to receipt by Bank of the following, in form and substance satisfactory to Bank:

(a) Documents. All of the documents, instruments and agreements required or contemplated hereunder from the appropriate parties, including without limitation this Agreement, the Notes, such Security Agreements, UCC Financing Statements, UCC Amendments and Releases of Liens encumbering the Collateral as Bank may reasonably request, and the other Security Instruments;

(b) Tax and Ownership Information. A completed and signed (i) W-9 Request for Taxpayer Identification Number and Certification for each Obligor, and (ii) Beneficial Ownership Certification for Borrower;

(c) Organizational Documents. Organizational Documents of each Corporate Obligor, and such certificates and other documents as Bank may reasonably request relating to the existence, good standing and authority to do business of each such Corporate Obligor or to the authorization, execution and delivery of this Agreement or the other Security Instruments, the Requests for Advances and other matters relevant hereto;

(d) Litigation. A list and summary of all pending or threatened litigation against each Obligor certified by such representative of such Obligor as Bank may request;

(e) Additional Information. Any and all additional information, documents, certificates or instruments as Bank may reasonably request, including without limitation all leases, insurance policies and/or certificates, liens searches, instruments evidencing or securing any subordinated indebtedness of an Obligor and such subordination agreements as Bank may request with respect to any outstanding indebtedness of an Obligor, all of which shall be in form and content reasonably acceptable to Bank; and

(f) Fees and Expenses. Payment or reimbursement, as applicable, of any fees payable to Bank and any expenses incurred by Bank in connection with the negotiation, preparation and completion of this Agreement, the other Security Instruments or any Rate Management Agreement.

3.2 Conditions Precedent to All Extensions of Credit. Any obligation of Bank to make any Advance hereunder (including the initial Advance) is subject to (a) Bank’s discretion, (b) the performance by Obligors of all of their respective obligations under this or any other agreement between any of them and Bank, (c) no Default existing or occurring, (d) Bank’s continued satisfaction, in Bank’s sole discretion, with the businesses, operations, or condition (financial or otherwise) of each Obligor, (e) no material adverse change occurring in the business, assets, operations, prospects or condition, financial or otherwise, of an Obligor, and (f) the satisfaction of the following further conditions (but no Advance made before receipt of all of such items shall be deemed to be a waiver of such conditions with respect to any subsequent Advance):

(i) Accuracy of Representations. Borrower representing and warranting, and acknowledging and agreeing that each application by Borrower for an Advance will be deemed to be a representation and warranty by Borrower as of the date of such application, that (i) the representations and warranties contained in this Agreement and the other Security Instruments are true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects on and as of the applicable date of each Advance; (ii) all conditions to Advances hereunder have been satisfied, except as set forth in writing by Borrower in any request for an Advance, and waived in writing by Bank; and (iii) no Default has occurred and is continuing hereunder.

(ii) Priority of Security Interests. The creation, attachment and perfection of liens and security interests in all of the Collateral in favor of Bank, and/or evidence satisfactory to Bank that Borrower has made arrangements for prompt delivery to Bank of the original negotiable certificates of title to any titled vehicles owned or to be acquired by Borrower so that Bank’s security interest may be duly noted thereon, and the maintenance of the Collateral free and clear of all liens, claims and encumbrances except those of Bank, and as otherwise expressly permitted hereunder.

(iii) Due Diligence and Related Items. Receipt by Bank of the following, in form and substance satisfactory to Bank:

(a) Request for Advance. If required by Bank, a Request for Advance;

(b) Collateral Audit. Results satisfactory to Bank of any audit of the Collateral; and

(c) Landlord Waivers and Access Agreements. If requested by Bank, to the extent not previously delivered, Landlord Waivers or Access Agreements from each owner of each location at which any of the Collateral is currently or hereafter located, in form and content acceptable to Bank.

3.3 Advance Not A Waiver. No Advance shall constitute a waiver of any condition to Bank’s obligation to make further Advances, nor, in the event Obligor(s) are unable to satisfy any condition, shall any Advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default.

3.4 No Liability of Bank. Bank shall have no liability, obligation, or responsibility whatsoever with respect to any Obligor except to advance funds pursuant and subject to this Agreement and the conditions set forth herein. Bank shall not be obligated to inspect or review the Collateral, or the terms of any contracts or agreements constituting a portion of the Collateral, nor be liable for the performance or default of an Obligor, or any other party, or for the performance of any obligation of an Obligor whatsoever. Nothing, including without limitation any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank.

ARTICLE IV

AFFIRMATIVE COVENANTS

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligors agree as follows:

4.1 Financial Statements. Obligor(s) will furnish the following to Bank:

(a) Quarterly Financial Statements of Borrower. As soon as available, but in any event within sixty (60) days after the last day of each fiscal quarter of Borrower, including yearend, quarterly Financial Statements of Borrower, certified by such representative of Borrower as Bank may request, prepared in conformity with GAAP and consisting of at least a balance sheet as of the close of such period and profit and loss statements for the fiscal quarter then ended and for the period from the beginning of the fiscal year to the close of such period;

(b) Annual Financial Statements of Corporate Guarantor(s). As soon as available, but in any event within one hundred twenty (120) days after the last day of each fiscal year of each Corporate Guarantor, annual audited Financial Statements of such Corporate Guarantor (consisting of at least a balance sheet and related statements of income, retained earnings, and cash flows) prepared in conformity with GAAP, and certified (with an unqualified opinion) by an independent certified public accountant acceptable to Bank;

(c) Quarterly Financial Statements of Corporate Guarantor(s). As soon as available, but in any event within sixty (60) days after the last day of each fiscal quarter of each Corporate Guarantor, other than yearend, quarterly Financial Statements of such Corporate Guarantor, certified by such representative of such Corporate Guarantor as Bank may request, prepared in conformity with GAAP, similarly to the statements referred to in Subsection (b) above (subject to normal year-end adjustments), and consisting of at least a balance sheet as of the close of such period and profit and loss statements for the fiscal quarter then ended and for the period from the beginning of the fiscal year to the close of such period;

(d) Compliance Certificate. As soon as available, but in any event within sixty (60) days after the last day of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit A certified by such representative of Borrower as Bank may request, calculating the financial covenants required to be maintained pursuant to this Agreement; and

(e) Additional Information. Such other financial and other information concerning any Obligor or the Collateral as Bank shall reasonably request from time to time.

4.2 Financial Covenants.

(a) Minimum Debt Service Coverage Ratio. Subject to Subsections 4.2(c) and 4.2(d) hereof, commencing with the fiscal quarter ending September 30, 2023, Borrower will maintain a minimum Debt Service Coverage Ratio of 1.2 to 1.0. This covenant shall be calculated as of the last day of each fiscal quarter of Borrower.

(b) Maximum Cash Flow Leverage Ratio. Subject to Subsections 4.2(c) and 4.2(d) hereof, Borrower will maintain a maximum Cash Flow Leverage Ratio of not more than (a) 4.5 to 1.0 as of the last day of the fiscal quarter ending on September 30, 2023, (b) 4.0 to 1.0 as of the last day of each fiscal quarter ending on December 31, 2023, and March 31, 2024, (c) 3.5 to 1.0 as of the last day of each fiscal quarter ending on June 30, 2024, and September 30, 2024,and (d) 3.0 to 1.0 as of the last day of each fiscal quarter thereafter. This covenant shall be calculated as of the last day of each fiscal quarter of Borrower.

(c) Equity Covenant Cure Guaranty. Notwithstanding anything to the contrary contained in Subsections 4.2(a) and 4.2(b) and/or Section 7.1, in the event that Borrower fails to comply with the financial covenants in Subsections 4.2(a) and/or 4.2(b), no later than the tenth (10th) Business Day subsequent to the date the Compliance Certificate calculating such covenants is required to be delivered pursuant to Subsection 4.1(d), Parent will contribute cash in the form of immediately available funds to the capital of Borrower in an amount equal to the amount required to satisfy the financial covenants in Subsections 4.2(a) and/or 4.2(b), and upon the receipt by Borrower of such cash amount (the “Covenant Cure Amount”), the covenants in Subsections 4.2(a) and 4.2(b) shall be recalculated by increasing EBITDA by an amount equal to the Covenant Cure Amount. If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of such financial covenants, Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any or all of such covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(d) Equity Payment Cure Guaranty. Notwithstanding anything to the contrary contained in Section 7.1, in the event that Borrower fails to make a payment due under the Note or this Agreement, no later than the fifth (5th) Business Day subsequent to the date such payment was due, Parent will contribute cash in the form of immediately available funds to the capital of Borrower in an amount equal to the amount of the missed payment, and upon the receipt by Borrower of such cash amount (the “Payment Cure Amount”), the Payment Cure Amount shall be paid to Bank for application to the missed payment. If the Payment Cure Amount is applied to the missed payment within five (5) Business Days after the date such payment was due, Borrower shall be deemed to have made the payment on the due date therefor with the same effect as though there had been no failure to make the payment on a timely basis, and the payment default that had occurred shall be deemed cured for the purposes of this Agreement.

4.3 Depository and Disbursement Relationship. Commencing within thirty (30) days after the effective date hereof and for so long as any Obligations remain outstanding and unpaid, or Bank has any obligation to advance funds hereunder, each Corporate Obligor will establish and maintain its primary banking depository and disbursement relationship with Bank. Each operating account established by a Corporate Obligor after the date hereof shall be established and maintained with Bank.

4.4 Insurance.

(a) Required Insurance. Borrower will maintain insurance with financially sound and responsible companies, in such form, in such amounts and against such risks (including, without limitation, public liability, worker’s compensation, commercial liability, casualty, hazard or property damage providing special form of loss coverage on Borrower’s assets, and business interruption insurance) as is customarily carried by companies engaged in the same or similar businesses, operating like properties and similarly situated, plus any additional insurance, including endorsements covering specific exclusions, required in the Security Instruments or requested by Bank. Bank shall have the right to specify the maximum amount of deductibles Bank deems acceptable for each insurance policy. Bank shall be named as loss payee, on a “lender’s loss payable” basis, on each policy of property insurance, and as an additional insured on each policy of liability insurance. Each policy of property insurance shall provide coverage on a replacement cost basis. Each policy of insurance shall provide that the insurer waives all rights of subrogation against Bank and that coverage under such policy is primary to any other insurance carried by Bank. Borrower will have the right to place any such insurance with any insurance carrier reasonably acceptable to Bank. Upon execution of this Agreement, Borrower will furnish to Bank (i) a summary of the insurance coverages of Borrower, together with certificates showing Bank as an additional insured or loss payee with waiver of subrogation provisions, as specified above, all such policies to be non-cancelable without thirty (30) days prior written notice to Bank, (ii) supplements to such summary from time to time as the amounts or terms of such insurance coverage change, and (iii) upon request, copies of the applicable policies and proof of payment of the premiums therefor. Borrower will provide Bank with immediate written notice of the cancellation of any insurance of Borrower.

(b) COLLATERAL PROTECTION INSURANCE. BORROWER IS REQUIRED TO (I) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT BANK SPECIFIES, (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER, AND (III) NAME BANK AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS. BORROWER IS REQUIRED TO DELIVER TO BANK A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS. IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN THIS SECTION, BANK MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE AND SUCH AMOUNTS SHALL BE ADDED TO THE OBLIGATIONS.

4.5 Field Audits and Appraisals; Inspection of Property, Books, Records and Collateral. At all reasonable times and as often as may be reasonably requested by Bank, each Corporate Obligor will permit Bank, and any person appointed by Bank to act for it and on its behalf, at Borrower’s sole cost and expense (a) to examine and make copies of each such Corporate Obligor’s corporate and financial books and records, and other books, records, and properties, specifically including but not limited to all contracts, statements, invoices, bills and claims for labor, material, and services, (b) to discuss such Corporate Obligor’s affairs, finances and accounts with the officers, agents and employees of such Corporate Obligor and such Corporate Obligor’s independent certified public accountants, (c) to enter upon any premises at which any Collateral is located and inspect the Collateral and all books and records related thereto, and (d) to conduct such appraisals of the Collateral as Bank or any Governmental Authority may reasonably require. In addition, Borrower shall conduct, and Bank is hereby authorized to conduct, in each case at Borrower’s sole cost and expense, such environmental site assessments, testing and monitoring, as may be requested by any Governmental Authority or by Bank.

4.6 Notice; Litigation. Each Obligor will promptly give written notice to Bank, in each case at Bank’s address set forth above, of (a) the occurrence of any Default or Event of Default, (b) any legal, judicial or regulatory proceedings affecting an Obligor, the Collateral, or any properties or assets of an Obligor, being commenced or threatened, (c) any dispute between an Obligor and any Governmental Authority, or between an Obligor and any other Person, which could reasonably be expected to have, or lead to, or result in, any Material Adverse Effect, (d) any material damage to the Collateral (including without limitation any fire or other casualty) affecting any material part of the Collateral, specifying the nature and extent of damage and whether such damage is being repaired in due course, (e) any notice of taking or eminent domain action or proceeding affecting any material part of the Collateral, (f) any other action, event or condition of any nature of which an Obligor has knowledge which could reasonably be expected to have, or lead to, or result in, any Material Adverse Effect, (g) any additions to or changes in the locations of an Obligor’s business, (h) any change in the Chairman of the Board of a Corporate Obligor, (i) any change in the ownership of Borrower which requires a change in the information included in the Beneficial Ownership Certification most recently delivered to Bank, (j) all actions taken in order to comply with Section 4.10 and to prevent Forbidden Activities, (k) the formation or acquisition by Borrower of any new Subsidiary, (l) any investment in or capital contribution to any Person, or (m) the voluntary or involuntary bankruptcy of, or any assignment for the benefit of creditors or the seeking of any relief under any Debtor Relief Law by, an Obligor.

4.7 Application of Advances. Borrower shall disburse all Advances for the purposes specified herein. Bank shall have the right, but not the obligation, to disburse and directly apply the proceeds of any Advance to the satisfaction of any of Borrower’s covenants, duties or agreements hereunder. Bank may disburse any portion of any Advance at any time, and from time to time, to Persons other than Borrower for the purposes specified in this Agreement irrespective of the provisions of Article II, and the amount of Advances to which Borrower shall thereafter be entitled shall be correspondingly reduced. Bank may advance and incur such expenses for the protection of the Collateral, at such times and in such amounts as Bank may reasonably determine.

4.8 Discharge of Liens and Encumbrances. Borrower will promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Collateral and will keep the Collateral free and clear of any liens, charges, or claims other than the liens of Bank and other liens expressly permitted hereunder.

4.9 Subsidiary Guaranties and Pledges. (a) Subject to the provisions of Subsection 4.9(b), within five (5) Business Days after Bank’s written request, Borrower will (i) cause each present and future Subsidiary to execute a Guaranty in form and content acceptable to Bank, and pledge all of such Subsidiary’s assets (subject only to liens approved by Bank in its reasonable discretion) to secure payment of such Guaranty and the Obligations, and (ii) pledge or cause to be pledged one hundred percent (100%) of the equity interests in each such Subsidiary, free and clear of any liens, charges, or claims, to secure payment of the Obligations.

(b) Notwithstanding the provisions of Subsection 4.9(a), except as provided in the last sentence of this subsection, (i) no foreign Subsidiary shall become a Guarantor, and (ii) only sixty-five percent (65%) of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by Borrower or any domestic Subsidiary shall be pledged. Upon the occurrence and during the continuance of any Event of Default Borrower will, upon the written request of Bank, cause each foreign Subsidiary (i) to execute a Guaranty in form and content acceptable to Bank, (ii) to pledge all of such Subsidiary’s assets (subject only to liens approved by Bank in its reasonable discretion) to secure payment of such Guaranty and the Obligations, and (iii) to have the balance of its equity interests pledged, free and clear of any liens, charges, or claims, to Bank.

4.10 Compliance with Laws; Forbidden Activities. Borrower shall not use or occupy any Subject Property or Collateral, or permit the use or occupancy of any Subject Property or Collateral, for any Forbidden Activities or otherwise in violation of any Governmental Requirements, regardless of whether such use or occupancy is permitted under any conflicting Governmental Requirements. Each lease, license, sublease or other agreement for use, occupancy or possession of any Subject Property or Collateral (each a “lease”) shall prohibit the use or occupancy of any Subject Property or Collateral for any Forbidden Activities. Promptly upon request, Borrower shall provide to Bank written certification of compliance with this Section including certification, to the best of Borrower’s knowledge after due inquiry, as to whether the Subject Property or any Collateral is being used or occupied for any Forbidden Activities. If Borrower becomes aware that any Subject Property or Collateral is being used or occupied for any Forbidden Activities, Borrower shall, subject to the terms of the applicable lease, terminate the applicable lease and take all commercially reasonable actions to discontinue such activities.

4.11 Additional Information. Each Obligor acknowledges that Bank is subject to federal and state regulations requiring Bank to obtain, verify, and record information that identifies Bank’s customers, including all Obligors. Promptly following any request therefor, each Obligor shall provide information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank. In addition, Borrower will promptly deliver to Bank an updated and signed Beneficial Ownership Certification upon any change in the ownership of Borrower which requires a change in the information included in the Beneficial Ownership Certification most recently delivered to Bank.

4.12 Errors and Omissions; Additional Documents. Each Obligor hereby agrees that immediately upon the written request of Bank, such Obligor will execute and/or deliver, and cause to be executed and/or delivered, such additional Notes, Guaranties, Security Agreements, or other Security Instruments as Bank may request, or will correct or cause to be corrected any Note, Guaranty, Security Agreement or other Security Instrument already executed or delivered. Any additional documents, instruments, agreements, revisions or corrections will be in conformity with the terms and conditions set forth in this Agreement. Any written request by Bank for additional documents, instruments or agreements or for revisions or corrections shall be conclusive evidence of the necessity for such additional documents, instruments, agreements, revisions or corrections.

4.13 Maintenance of Corporate Existence and Properties. Each Corporate Obligor will (a) engage solely in the business presently operated by it, without material change therein, (b) maintain its corporate existence, in its current form and current jurisdiction of organization, (c) maintain its good standing and authority to do business in each jurisdiction in which it is organized or required to be qualified to do business, and (d) keep and maintain all franchises, licenses, permits and properties useful or necessary in the conduct of its business in good order and condition.

4.14 Compliance with Governmental Requirements. Each Obligor shall timely comply with all Governmental Requirements (including without limitation all Environmental Laws) and shall promptly furnish to Bank true and complete copies of any official notice or claim by any Governmental Authority pertaining to the operation of the business of an Obligor or to the Collateral.

4.15 Payment of Taxes. Each Obligor will pay when due all taxes, assessments and other liabilities levied or assessed upon such Obligor’s income, assets and/or properties (real and personal) or upon such Obligor’s business, except those being contested in good faith and against which such Obligor has set up adequate reserves in accordance with GAAP.

4.16 ERISA Compliance. All Plans will be maintained in compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All reports and other documents required to be filed with any Governmental Authority or distributed to Plan participants or beneficiaries will be filed or distributed in accordance with applicable law.

4.17 Accounts Receivable and Payable. Each Corporate Obligor will pay its accounts payable and will maintain its accounts receivable in a manner consistent with prudent business practices, including normal terms and conditions for payment for companies engaged in similar operations in similar jurisdictions.

4.18 Post-Closing Delivery of UCC Amendments. As of the date of execution of this Agreement by Bank, Obligors have not provided to Bank the following items (collectively, the “UCC Amendments”):

(i)	UCC Amendment releasing Guarantor as a Debtor from UCC Financing Statement No. 21-0030782649, filed by Go Fund Advance, as Secured Party; and

(ii)	UCC Amendment releasing Guarantor as a Debtor from UCC Financing Statement No. 21-005340432, filed by CT Corporation System, as Representative, as Secured Party.

Obligors represent and warrant that the secured parties named above were not authorized to file the UCC Financing Statements listed above as to Guarantor, and therefor such Financing Statements are not effective as to Guarantor under Subsection 9.510(a) of the Texas Business and Commerce Code.

Obligors will diligently pursue the UCC Amendments following the execution hereof, either by delivery from the named secured parties, or pursuant to the procedure for the filing by debtors of Termination Statements pursuant to Section 5.13 of the Texas Business and Commerce Code (although the UCC Amendments are only amendments to release Guarantor as a Debtor, and not Termination Statements). Obligors covenant and agree to deliver to Bank on or before September 1, 2023, file-stamped copies of each of the UCC Amendments, in form and content acceptable to Bank. If Obligors fail to deliver to Bank on or before September 1, 2023, each of the UCC Amendments, in form and content acceptable to Bank, such failure shall constitute an immediate Event of Default, and Bank shall be entitled to exercise any and all rights and remedies provided for in the Security Instruments without notice to Obligors or any other party, except such notice as is required by law. Bank may in its sole discretion extend the due date in this Section 4.18 upon written notice to Obligors.

4.19 Post-Closing Restructure of Licensing and Sublicensing Pledge Items. Obligors covenant and agree to deliver to Bank on or before August 11, 2023, each of the following (the “Post-Closing Items”), each in form and content acceptable to Bank:

(i)	Certificate of Formation of CGI Cellerate Rx, LLC;
(ii)	Certificate of Existence of CGI Cellerate Rx, LLC in its state of formation;
(iii)	Certificate of Good Standing of CGI Cellerate Rx, LLC in its state of formation;
(iv)	Company Agreement of CGI Cellerate Rx, LLC;
(v)	UCC Lien Search for CGI Cellerate Rx, LLC in its state of formation;
(vi)	Signed W-9 for CGI Cellerate Rx, LLC
(vii)	IP Sublicense Agreement from CGI Cellerate Rx, LLC to Cellerate LLC
(viii)	Security Agreement duly executed by CGI Cellerate Rx, LLC, substantially in the form of the Borrower Security Agreement executed in connection herewith;
(ix)	Cellerate LLC Consent to Pledge of IP Sublicense Agreement
(x)	Guarantor Guaranty to Bank of payment and performance under the License to CGI Cellerate Rx, LLC and the Sublicense to Cellerate LLC;
(xi)	Certificate of Manager of CGI Cellerate Rx, LLC; and
(xii)	Certificate of Secretary of Guarantor.

If Obligors fail to deliver to Bank on or before August 11, 2023, each of the Post-Closing Items, in form and content acceptable to Bank, such failure shall constitute an immediate Event of Default, and Bank shall be entitled to exercise any and all rights and remedies provided for in the Security Instruments without notice to Obligors or any other party, except such notice as is required by law. Bank may in its sole discretion extend the due date in this Section 4.19 upon written notice to Obligors.

ARTICLE V

NEGATIVE COVENANTS

During the term of this Agreement and until the Obligations have been paid and performed in full, unless compliance with the provisions of the following sections shall have been waived in writing by Bank, Obligor(s) agree as follows:

5.1 Limitations on Liens. No Corporate Obligor will create, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind upon any of its properties or assets, whether now owned or hereafter acquired, except (a) liens created by this Agreement, the other Security Instruments or otherwise in favor of Bank, (b) liens for taxes, assessments and other governmental charges not yet due and payable, (c) deposits to secure the payment of workmen’s compensation, unemployment insurance or other social security benefits or obligations or other obligations of a like general nature incurred in the ordinary course of business and in accordance with such Corporate Obligor’s historical customs and practices, provided that the payment and performance of any such obligations are not past due or otherwise in default, (d) landlords’, warehousemen’s, carriers’, or other like liens arising by operation of law in the ordinary course of business securing obligations which are not past due or otherwise in default, (e) inchoate liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect, provided such liabilities are not past due or otherwise in default, or (f) liens expressly permitted in the Security Instruments or otherwise consented to by Bank in writing on or after the date hereof.

5.2 Limitations on Liabilities. No Corporate Obligor will create, assume or suffer to exist any liabilities, contingent or otherwise, whether by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to maintain working capital, solvency or other balance sheet conditions or agreements to purchase any equity interest or make capital contributions or otherwise) without Bank’s prior written consent, except (a) as expressly permitted hereunder, (b) for endorsements of instruments for collection in the ordinary course of business, and (c) trade accounts payable in the ordinary course of business.

5.3 Negative Pledges. No Corporate Obligor will enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon the ability of a Corporate Obligor or any Subsidiary to create, incur, or permit to exist any mortgage, lien or security interest upon any of its property or assets.

5.4 Limitations on Fundamental Changes; Disposition of Assets. Borrower will not (a) form or acquire any new Subsidiary, (b) make an investment in or capital contribution to any Person, or (c) transfer any equity interests held by Borrower. No Corporate Obligor will (a) acquire any assets outside the ordinary course of business, (b) enter into any merger or consolidation, (c) liquidate or dissolve itself (or suffer any liquidation or dissolution), (d) convey, sell, lease, charter or otherwise dispose of all or any material part of its property, assets or business (other than the sale of inventory in the ordinary course of business), (e) cease, suspend or materially curtail business operations, (f) enter into any arrangement, directly or indirectly, whereby a Corporate Obligor would sell or transfer any real or personal property either now owned or hereafter acquired, and then or thereafter lease as lessee such properties or any part thereof or any other property to be used for substantially the same purpose, (g) acquire, or agree to acquire, during any fiscal year, in any transaction or series of transactions, assets or properties of an aggregate purchase price which could reasonably be expected to result in an Event of Default, (h) change its form or jurisdiction of organization, or (i) amend its Organizational Documents.

5.5 Restricted Payments. Borrower will not pay any dividend or distribution, nor purchase, acquire, retire, or redeem any interest in a Corporate Obligor, whether now or hereafter issued or outstanding, without prior written consent of Bank

5.6 Loans and Advances. No Corporate Obligor will make or permit to remain outstanding any loans, advances or extensions of credit to any Person or Persons, other than trade credit extended to customers who are not Affiliates of any Obligor, on standard terms in the ordinary course of business and in accordance with such Corporate Obligor’s historical customs and practices.

5.7 Nature of Business. No Corporate Obligor will, without the prior written consent of Bank, (a) engage in any lines of business or business ventures other than those in which it is presently engaged or that are directly related thereto, (b) change in any material respect its methods of operation or accounting or manner of doing business, or (c) change its name, tax identification number, corporate form or jurisdiction of organization.

5.8 Transactions with Affiliates. No Corporate Obligor will engage in any transaction with an Affiliate on terms less favorable to such Corporate Obligor than would be obtainable at the time in comparable transactions with Persons not affiliated with such Corporate Obligor.

5.9 ERISA. No Corporate Obligor will engage in any transaction prohibited by ERISA. No Plan will incur an accumulated funding deficiency. No Corporate Obligor will incur any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation; and no “reportable events” (as that phrase is defined in Section 4043 of ERISA) will occur with respect to any Plan.

5.10 Subordinated Indebtedness. Except as expressly permitted herein and in any Subordination Agreement, no Corporate Obligor will amend, modify or obtain or grant a waiver of any provision of any document or instrument evidencing or securing any subordinated indebtedness of an Obligor, nor purchase, redeem, retire or otherwise acquire for value, deposit any monies with any Person with respect to, or make any payment or prepayment of the principal of or any other amount owing in respect of, any subordinated indebtedness of an Obligor, except to the extent permitted under the applicable Subordination Agreement.

5.11 Government Regulation. No Obligor will (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control) that prohibits or limits Bank from making any Advance or extension of credit to Borrower or from otherwise conducting business with any Obligor, or (b) fail to provide documentary and other evidence of any Obligor’s identity as may be requested by Bank at any time to enable Bank to verify such Obligor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.12 Anti-Corruption. Neither any Obligor, nor, to the knowledge of Borrower, any director, officer, employee, agent, or Affiliate of any Obligor has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which any Obligor conducts business and to which any Obligor is lawfully subject or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce Bank to enter into this Agreement, Obligor(s) hereby represent and warrant to Bank that the following representations and warranties are true and correct, and shall remain true and correct at all times prior to the full and final payment and performance of the Obligations:

6.1 Corporate Authority. Each Corporate Obligor (which for purposes of this Section 6.1 shall include each general partner of each Corporate Obligor) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such licensing and qualification, and (c) has all powers and all permits, licenses, consents and authorizations necessary to own and operate such Corporate Obligor’s assets and to carry on such Corporate Obligor’s business as presently conducted. The execution, delivery and performance of this Agreement by each Obligor, the borrowings hereunder and the execution, delivery and performance of this Agreement and the other Security Instruments (a) have been duly authorized by proper corporate proceedings, and (b) will not contravene, or constitute a default under, any provision of applicable law or regulation or of any Organizational Document of any Corporate Obligor, or of any note, mortgage, security agreement, pledge, indenture, contract, agreement or other instrument, or any judgment, order or decree, binding upon any Obligor or any Obligor’s property. Except for any consent or approval which has been duly obtained, no consent or approval of any shareholder, partner, member or other equity owner of any Corporate Obligor, or of any other Person, is required in connection with the execution, delivery or performance of this Agreement or any other Security Instrument, or the creation of any of the liens or security interests contemplated herein or therein. Each of this Agreement, the Note(s), the other Security Instruments and the several agreements and instruments contemplated hereby and thereby, when duly executed and delivered by the party or parties thereto, will constitute the legal, valid and binding obligation of each Obligor signatory thereto, and will be enforceable in accordance with its terms.

6.2 Financial Statements. The Financial Statements which have been delivered to Bank are true, complete and correct in all material respects, and fairly present the financial position of the applicable Obligor, as of the date(s) thereof, and such Obligor’s results of operations and cash flows for the period(s) then ended. The Financial Statements of each Corporate Obligor have been prepared in accordance with GAAP, and in a manner consistent with prior periods and the historical customs and practices of such Corporate Obligor.

6.3 Absence of Undisclosed Liabilities or Obligations. All material obligations, investments and liabilities, contingent or otherwise, of each Obligor are truly, completely and accurately disclosed in the Financial Statements. No adverse change has occurred in the business, assets, operations, prospects or condition, financial or otherwise, of an Obligor since the date of the most recent Financial Statements of such Obligor delivered to Bank. No Obligor is party to any agreement or a party to any litigation or proceeding (and no litigation or proceeding is threatened) or otherwise subject to any restriction that would prevent or impair the performance of such Obligor’s obligations under this Agreement or any Security Instrument. None of the information supplied by any Obligor contains a material misstatement of fact or omits any material fact.

6.4 Title. Borrower has, and until the Obligations are fully and finally paid will continue to have, good and indefeasible title to all of its assets and property (including without limitation the Collateral), free and clear of all liens, mortgages, security interests and other encumbrances, except those in favor of Bank, or as otherwise expressly permitted herein.

6.5 Liens and Security Interests; Pari Passu Obligations. The security interests, mortgages and liens attaching to the Collateral will constitute at all times valid, perfected and enforceable security interests, mortgages and liens in favor of Bank, subject to no other lien, mortgage, security interest or other encumbrance, except those of Bank or as otherwise expressly permitted in this Agreement. Before funding any Advance, Obligor(s) will have taken, or will have participated with Bank in taking, all necessary action (including making all necessary filings) to provide Bank with perfected security interests, mortgages and liens in the Collateral under the laws of all applicable jurisdictions, subject only to liens and security interests expressly permitted hereunder. The Obligations of Borrower hereunder rank at least pari passu with all other Indebtedness of Borrower.

6.6 Use of Proceeds. Each Loan is or will be for business, commercial, investment or other similar purposes, and not for personal, family, household or agricultural use. No Loan is or will be subject to Regulation Z issued by the Board of Governors of the Federal Reserve System, Title I (Truth-In-Lending Act) or Title V (General Provisions) of the Consumer Credit Protection Act, or the Real Estate Settlement Procedures Act of 1974 (RESPA), and no disclosures are or will be required to be given under such regulations and federal laws in connection with any Loan. The funds advanced by Bank under the Advancing Term Note will be used solely for working capital and to finance up to one hundred percent (100%) of the cash consideration for the acquisition from The Hymed Group Corporation, Applied Nutritionals, LLC and George Petito of certain intellectual property, copyrights, processes, rights, trade dress, necessary 510(k)s, products, inventory, equipment, tooling and records, and related fees and expenses including subsequent payments that may be due to the sellers after closing under the purchase agreement. Borrower represents and warrants that no portion of the proceeds of any Loan shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by Bank or any Affiliate of Bank during the underwriting period and for thirty (30) days thereafter.

6.7 Litigation. Except as set forth on Schedule 6.7, there is no action, suit or proceeding pending, or to the knowledge of any Obligor threatened, against any Obligor or before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, (a) would subject an Obligor to any liability not fully covered by insurance, or (b) could reasonably be expected to result in a Material Adversely Effect.

6.8 Solvency. Each Obligor (a) is solvent with assets of a value that exceeds the amounts of such Obligor’s liabilities, (b) is able to meet such Obligor’s debts as they mature, and (c) in such Obligor’s reasonable opinion, has adequate capital to conduct the businesses in which such Obligor is engaged.

6.9 Subsidiaries and Investments. Except as set forth on Schedule 6.9, no Corporate Obligor has any Subsidiaries or investments in any Person.

6.10 No Event of Default. No Default or Event of Default has occurred and is continuing. No Obligor is in default of any of its obligations under any agreements with any Person.

6.11 Tax Returns. Each Obligor has filed all United States tax returns and all city, state and foreign tax returns required to be filed by such Obligor and has paid all taxes which have become due pursuant to any such return or pursuant to any assessment received by such Obligor. All such returns properly reflect any United States income tax, foreign tax, state tax and city tax of the applicable Obligor for the periods covered thereby.

6.12 Insurance. Each Corporate Obligor has maintained and now maintains (a) insurance of such types (including, without limitation, public liability, worker’s compensation, commercial liability, casualty, hazard or property damage providing all risk coverage on such Corporate Obligor’s assets, and business interruption insurance), and in such amounts as is customary in the industry, and (b) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure.

6.13 Real Property / Collateral Locations. Set forth Schedule 6.13 is a true, complete and correct list of (a) each location owned or leased by a Corporate Obligor, and (b) each location at which any Collateral is stored. Until the Obligations have been fully and finally paid, all of the Collateral will be located at one of the locations set forth on Schedule 6.13.

6.14 Intellectual Property. Each Corporate Obligor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Corporate Obligor does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.14, is a true, complete and correct list of all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of each Corporate Obligor.

6.15 Environmental Matters. Each Obligor has complied, and remains in compliance, in all material respects with the provisions of all Environmental Laws applicable to such Obligor or any of such Obligor’s owned or operated facilities, sites or other properties, businesses and operations, including those which relate to the reporting by such Obligor of all sites owned or operated by such Obligor where solid wastes, hazardous or toxic wastes or hazardous or toxic substances have been treated, stored, disposed of or otherwise handled. No release (as defined under applicable Environmental Laws) at, from, in or on any site owned or operated by an Obligor has occurred which, if all relevant facts were known to the relevant Governmental Authorities (a) would require remediation to avoid deed record notices, restrictions, liabilities or other duties, or (b) would result in other consequences that would not be applicable if that release had not occurred. Neither an Obligor nor any agent or contractor of an Obligor has transported or arranged for the transportation of any solid wastes, hazardous or toxic wastes or hazardous or toxic substances to, or disposed or arranged for the disposition of any solid wastes, hazardous or toxic wastes or hazardous or toxic substances at, any off-site location that could lead to any claim against an Obligor, as a potentially responsible party or otherwise, for any fines, clean-up costs, remedial work, damage to natural resources, personal injury or property damage.

6.16 Compliance with Laws. No Obligor (a) is in violation of any law, ordinance, statute, or governmental rule or regulation to which such Obligor is subject, or (b) has failed to obtain any license, permit, franchise, or other governmental authorization necessary in connection with the ownership or operation of such Obligor’s assets, property, business or operations. In furtherance and not in limitation of the foregoing, Obligor(s) represent and warrant that each Plan is in compliance in all material respects with the applicable provisions of ERISA and, to the best of each Obligor’s knowledge, no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan. Each Obligor, and each Subsidiary or Affiliate of an Obligor, is in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes. Neither any Obligor, nor any Subsidiary or Affiliate of an Obligor, nor any of their directors, officers, brokers or other agents acting or benefiting in any capacity in connection with a Loan or any other capital raising transaction involving Bank or Bank’s Affiliates, is a Designated Person. Borrower shall not, directly or indirectly, use the proceeds of a Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (a) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (b) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. None of the funds or assets that are used to pay any amount due pursuant to this Agreement or any other Security Instrument shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. As used above, “Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) and/or (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom. “Designated Person” means a person or entity (a) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order, (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions Laws and Regulations, or (c) in which an entity or person on the SDN list has 50% or greater ownership interest or that is otherwise Controlled by an SDN.

6.17 Governmental Approvals. No approvals of any governmental department, administrative agency, instrumentality or authority having jurisdiction over an Obligor, or an Obligor’s property, are necessary in connection with the execution, delivery or performance of the Security Instruments, the perfection of the liens and security interests provided for thereby, or the consummation of the transactions contemplated hereby.

6.18 Regulations U and X. No Advance will be used, directly or indirectly, for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness which was incurred for the purpose of purchasing or carrying, any “margin stock,” as such term is defined in Regulation U. No part of the proceeds of a Loan will be used for any purpose which violates Regulation X.

6.19 Investment Company Act of 1940. No Corporate Obligor is an investment company within the meaning of the Investment Company Act of 1940.

6.20 Assumed Names. Except as set forth on Schedule 6.20, (a) within the past five (5) years no Obligor has conducted its business under any corporate, trade, assumed, fictitious or other name, and (b) following the date hereof no Obligor will conduct its business under any other corporate, trade, assumed, fictitious or other name without thirty (30) days prior written notice to Bank, and execution and/or delivery of such additional documents as Bank may request.

6.21 Beneficial Ownership. As of the date of this Agreement, the information included in the Beneficial Ownership Certification is true and correct in all respects. The information included in any Beneficial Ownership Certification delivered to Bank after the date of this Agreement will be true and correct in all respects as of the date of delivery to Bank of such Beneficial Ownership Certification.

6.22 Execution Outside the State of Florida. This Agreement and all of the other Security Instruments executed in connection herewith have not been executed in the state of Florida.

ARTICLE VII

DEFAULT

7.1 Default. The occurrence of any of the following events or conditions shall constitute an “Event of Default” under this Agreement, and under each Note:

(a) Failure (i) to pay any principal of or interest on a Note, when due or declared due, or (ii) to pay any fee or any other amount (other than an amount referred to in clause (i) of this Subsection (a)) payable under this Agreement or any other Security Instrument, when and as the same shall become due and payable, or (iii) of an Obligor to pay when due any debt, liability or obligation owed to Bank, Bank’s parent, or any Affiliate or Subsidiary of Bank’s parent, or to perform any other obligation under any document, instrument or agreement evidencing or securing any debt, liability or obligation to Bank, Bank’s parent, or any Affiliate or Subsidiary of Bank’s parent, or (iv) to make any other payment or required prepayment of any other Indebtedness of an Obligor, or (v) to comply with Section 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.18 or 4.19, or (vi) to comply with Article V, or (vii) by an Obligor or any other party to a Subordination Agreement to comply with the terms of any Subordination Agreement or any instrument evidencing or securing Subordinated Debt, or (viii) by an Obligor to comply with any real property lease or other agreement with respect to any facility at which any Collateral is located, which failure continues beyond any applicable cure period;

(b) Failure of an Obligor to observe or perform (or to furnish adequate evidence of performance of) any of the covenants, terms or agreements of this Agreement, any other Security Instrument or any other agreement with Bank;

(c) Any representation or warranty made by an Obligor in this Agreement, any other Security Instrument or any certificate, financial or other statement furnished to Bank is untrue, incorrect or misleading in any material respect as of the date made or furnished, or becomes untrue, incorrect or misleading at any time prior to the full and final payment of the Obligations, and the termination of any obligation by Bank to make Advances hereunder;

(d) Default occurring, or an Obligor seeking to disaffirm its obligations, under any of the Security Instruments;

(e) Any security interest, lien or assignment purported to be created by any Security Instrument shall (other than in accordance with the terms hereof and thereof) (i) cease to be in full force and effect, or (ii) cease to give Bank the liens, rights, powers and privileges purported to be created or granted under such Security Instrument (including a perfected first priority security interest in and lien on all of the Collateral thereunder), or (iii) be asserted by any Obligor not to be a valid, perfected, first priority security interest in or lien on any Collateral covered or purported to be covered thereby;

(f) An Obligor failing to observe or perform any term, condition or agreement with respect to any obligation for borrowed money or leased assets or in any instrument or agreement evidencing, securing or relating to any indebtedness of such Obligor, which failure continues beyond any applicable notice, grace or cure period;

(g) Ron Nixon (or any successor acceptable to Bank) shall cease to serve as Chairman of the Board of Directors of any Corporate Obligor, unless a successor acceptable to Bank is elected or appointed within ten (10) Business Days;

(h) Reserved;

(i) The entry of any judgment against an Obligor, or any attachment or other levy against the property of an Obligor;

(j) Dissolution, death, liquidation, termination of existence, insolvency, business failure or winding up of an Obligor;

(k) Failure of an Obligor to pay when due any debt, liability or obligation owed to Bank, Bank’s parent, or any Affiliate or subsidiary of Bank’s parent, or to perform any other obligation or otherwise default under any document, instrument or agreement evidencing or securing any debt, liability or obligation to Bank, Bank’s parent, or any Affiliate or subsidiary of Bank’s parent;

(l) The occurrence or existence of any default, event of default, termination event or other similar condition or event (however described) under any swap agreement (as defined in 11 U.S.C. Sec. 101, as in effect from time to time) to which Borrower is a party;

(m) Bank deems payment or performance of the Obligations to be insecure, or the Collateral taken as a whole becomes, in the judgment of Bank, impaired, unsatisfactory or insufficient in character or value, or Bank in good faith believes that the prospect of payment or performance of the Obligations is materially impaired;

(n) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of an Obligor or any Obligor’s debts, or of a substantial part of any Obligor’s assets, under any Debtor Relief Law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of any Obligor’s assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(o) Any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner (not to exceed ten (10) Business Days), any proceeding or petition described in Subsection (n) of this section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of any Obligor’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they mature, or (vii) take any action for the purpose of effecting any of the foregoing;

Bank may remedy any Default, without waiving same, or may waive any Default without waiving any prior or subsequent Default.

7.2 Termination of Obligation to Fund. Any obligation of Bank to extend credit or make Advances shall immediately terminate upon (a) the occurrence of any event, fact or circumstance that could reasonably be expected to result in a Material Adverse Effect, (b) Bank deeming payment or performance of any of the Obligations to be impaired or insecure, or (c) any Default.

7.3 Optional Acceleration. Upon the occurrence of any Event of Default set forth in Section 7.1 (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) or (m), Bank, at its option, without notice to an Obligor or to any other Person, may declare the Obligations (including without limitation all unpaid principal and accrued but unpaid interest, but expressly excluding any Obligations related to any Rate Management Agreement or Rate Management Transaction) to be forthwith due and payable, whereupon the same (other than Obligations related to any Rate Management Transaction) shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required by law which cannot be waived), all of which are hereby waived.

7.4 Automatic Acceleration. Upon the occurrence of any Event of Default set forth in Section 7.1 (n) or (o), the Obligations (including without limitation all unpaid principal and accrued but unpaid interest, but expressly excluding any Obligations related to any Rate Management Agreement or Rate Management Transaction) shall be immediately and automatically due and payable without any presentment, acceleration, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required by law which cannot be waived), all of which are hereby waived.

7.5 Rate Management Agreements. Each Obligor understands, acknowledges and agrees that any Event of Default hereunder shall also constitute an Event of Default under each Rate Management Agreement, and Bank shall have all rights and remedies following the occurrence of an Event of Default under this Agreement and under each Rate Management Agreement.

7.6 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing or arising, irrespective of whether Bank shall have made any demand under this Agreement or any other Security Instrument, and although such Obligations may be unmatured. Bank agrees promptly to notify Borrower after any such setoff and application made by Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

7.7 Performance by Bank. If Borrower shall fail to perform any covenant, duty or agreement contained in any Security Instrument, Bank may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Bank, promptly pay any and all amounts expended by Bank in such performance or attempted performance to Bank, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Bank shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Security Instrument.

ARTICLE VIII

MISCELLANEOUS

8.1 Indemnification; Release of Bank. Obligor(s), jointly and severally, shall indemnify and hold Bank and each Affiliate of Bank, and their respective officers, directors, employees, counsel, agents, representatives, Controlling persons and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations) be imposed on, incurred by or asserted against any such Indemnified Person (including, but not limited to, those incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any other action or proceeding, including any insolvency proceeding or appellate proceeding) in any way relating to or arising out of this Agreement, any document contemplated hereby or referred to herein, or the transactions contemplated hereby or entered into by the parties hereto, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including any use by Borrower or any other Person of any Subject Property or Collateral for any Forbidden Activities; and the foregoing indemnity shall apply to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”). For avoidance of doubt, the “Indemnified Liabilities” expressly include any claim by any Governmental Authority, including any governmental action for seizure or forfeiture of any Subject Property or Collateral (with or without compensation to Bank, and whether or not any Subject Property or Collateral is taken free of or subject to Bank’s lien or security interest). The Indemnified Liabilities shall also include all negligent acts and omissions of each Indemnified Person; provided, that Obligor(s) shall not have any obligation hereunder to any Indemnified Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused (as determined by a final, nonappealable judgment in a court of competent jurisdiction) by the willful misconduct or gross negligence of the Person seeking indemnification. Obligor(s) hereby release the Indemnified Persons for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the negligence of any Indemnified Person. The obligations under this section are all payable on demand, and shall survive satisfaction of all other Obligations, and the termination, release or expiration of this Agreement and the documents executed in connection herewith.

8.2 Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary in this Agreement, a Note, the other Security Instruments or any of the documents securing payment thereof or otherwise relating thereto, in no event shall this Agreement or such instruments or documents require the payment or permit the collection of interest, as defined under applicable usury laws, in excess of the Maximum Rate. If any such excessive interest is contracted for, charged or received under this Agreement, a Note, the other Security Instruments or the terms of any of the documents securing payment thereof or otherwise relating thereto, or if the maturity of any Obligations to Bank is accelerated in whole or in part, or in the event that all or part of the principal of or interest on a Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Agreement, a Note, the other Security Instruments or any of the documents securing payment thereof or otherwise relating thereto, on the amount of principal actually outstanding from time to time under a Note, shall exceed the Maximum Rate, then in any such events (a) the provisions of this section shall govern and control, (b) no Obligor shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under applicable usury laws, (c) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount on a Note or refunded to the Person paying the same, at the holder’s option, and (d) the effective rate of interest shall be automatically reduced to the Maximum Rate. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Note(s), the other Security Instruments or such other documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the applicable Note, all interest at any time contracted for, charged or received from an Obligor or otherwise by the holder or holders of such Note in connection with the Note(s), the other Security Instruments or this Agreement.

8.3 Expenses. Borrower will pay on demand (a) all costs and expenses of Bank and its Affiliates (including fees, expenses and disbursements of counsel for Bank and its Affiliates) in connection with the preparation, negotiation, interpretation, operation and administration of this Agreement, the Note(s), any other Security Instrument or any Rate Management Agreement, or any waiver, modification, renewal, extension or amendment of any provision of any of the foregoing, and (b) all costs and expenses of enforcement of this Agreement, the Note(s), any other Security Instrument or any Rate Management Agreement, and collection of the Obligations (including fees, expenses and disbursements of counsel for Bank and its Affiliates). Borrower agrees to pay on demand and to indemnify Bank from and hold it harmless against any filing or recording fees, taxes, assessments, or charges made by any Governmental Authority by reason of the execution, delivery, recordation or filing by Borrower or Bank of this Agreement, any other Security Instrument and any document, instrument or agreement executed or delivered in connection therewith.

8.4 No Waiver; Cumulative Remedies. No failure by Bank to exercise, and no delay by Bank in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and under the Security Instruments are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement, and may be pursued separately, successively or concurrently against Obligor(s) (or any of them) and/or the Collateral, at the sole discretion of Bank.

8.5 Successors. This Agreement shall be binding upon Obligor(s) and their respective successors and assigns and shall inure to the benefit of Bank and its successors and assigns. No Obligor may assign any rights or obligations under this Agreement or any other Security Instrument without the prior written consent of Bank.

8.6 Notices. All notices, requests and demands shall be given to or made to Bank or an Obligor, as applicable, at such party’s address set forth in the preamble of this Agreement, as such address may be updated from time to time in writing from one party to another. All notices and other communications given under the provisions of this Agreement shall be deemed to have been given (a) when sent, if sent by registered or certified mail or overnight courier, or (b) when actually received, if sent by hand delivery, in each case addressed to such party as provided herein or according to the most recent records of the notifying party. Notwithstanding the foregoing, actual notice to Borrower shall always be effective no matter how given or received.

8.7 Form and Substance. All documents, certificates, insurance policies, and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and substance satisfactory to Bank, in Bank’s sole and absolute discretion.

8.8 Survival of Agreements. All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of the Note(s) and the other Security Instruments and the modification, renewal, extension or rearrangement thereof, shall continue in full force and effect until the Loan(s) have been paid in full and any obligation of Bank to make any additional Advance has terminated, and shall not be affected by any investigation made by any party.

8.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the parties hereto agree that they will amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) the court may, at the request of any party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. Bank is relying and is entitled to rely upon each and all of the provisions of this Agreement. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof, and if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect.

8.10 Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, a Note or any other Security Instrument, the terms and provisions of this Agreement will control. Further, in the event of actual conflict in the terms and provisions of Section 2.12 of this Agreement and any other term or provision of this Agreement, the terms and provisions of Section 2.12 shall control.

8.11 Amendment. This Agreement may not be amended except in writing signed by the parties hereto.

8.12 Descriptive Headings. Descriptive headings of the several articles and sections of this Agreement are inserted for convenience of reference only, and shall in no way alter, modify, define or be used in construing, and do not constitute a part of, this Agreement.

8.13 Sharing of Information; Participations. Each Obligor agrees that Bank may provide information or knowledge Bank may have about each Obligor, this Agreement, the Note(s), or the other Security Instruments to Bank’s parent, or any of such parent’s Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of the Note(s) or any interest or participation therein or in the other Security Instruments. Each Obligor acknowledges and agrees that Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations in the Note(s) or this Agreement to one or more purchasers or participants, whether or not related to Bank.

8.14 Governing Law; Venue; Jurisdiction. THIS AGREEMENT, THE NOTE(S) AND THE OTHER SECURITY INSTRUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE IN TEXAS, EXCEPT TO THE EXTENT TO WHICH TEXAS LAW DICTATES THAT THE LAWS OF ANOTHER STATE ARE TO GOVERN CERTAIN PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO THE CREATION, PERFECTION AND/OR FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED HEREIN OR IN THE OTHER SECURITY INSTRUMENTS, OR TO THE ENFORCEMENT OF BANK’S RIGHTS AND REMEDIES AGAINST THE COLLATERAL, IN WHICH EVENT THE LAWS OF SUCH OTHER STATE SHALL GOVERN. VENUE FOR ANY LITIGATION BETWEEN OR AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO PERSONAL JURISDICTION IN TEXAS AND WAIVES ALL OBJECTIONS TO PERSONAL JURISDICTION IN TEXAS AND VENUE IN HARRIS COUNTY FOR PURPOSES OF SUCH LITIGATION.

8.15 Waiver of Jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTE(S) OR THE OTHER SECURITY INSTRUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING CONTEMPLATED HEREIN. EACH OBLIGOR HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE OR AGENT OF BANK NOR BANK’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER.

8.16 Waiver of Special Damages. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH PARTY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTE(S) OR THE OTHER SECURITY INSTRUMENTS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

8.17 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for a Borrower: When a Borrower opens an account, if such Borrower is an individual, Bank will ask for such Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify such Borrower, and, if such Borrower is not an individual, Bank will ask for such Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify such Borrower. Bank may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

8.18 Electronic Signatures and Electronic Records. Delivery of an executed signature page of this Agreement and each other Security Instrument by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. Each party to this Agreement consents to the use of electronic and/or digital signatures by one or more parties on this Agreement and each other Security Instrument. This Agreement and any other Security Instruments may be signed electronically or digitally in a manner specified solely by Bank. Delivery of an executed counterpart of a signature page of this Agreement and any other Security Instrument(s) by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement or such Security Instrument(s). The parties agree not to deny the legal effect or enforceability of any Security Instrument solely because (a) the Security Instrument is entirely in electronic or digital form, including any use of electronically or digitally generated signatures or (b) an electronic or digital record was used in the formation of the Security Instrument or (c) the Security Instrument was subsequently converted to an electronic or digital record by one or more parties. The parties agree not to object to the admissibility of any Security Instrument in the form of an electronic or digital record, or a paper copy of an electronic or digital document, or a paper copy of a document bearing an electronic or digital signature, on the grounds that the record or signature is not in its original form or is not the original of the Security Instrument or the Security Instrument does not comply with Chapter 26 of the Texas Business and Commerce Code. Each Obligor represents and warrants that such Obligor has executed each Security Instrument to which it is a party manually in person, and that such Obligor will deliver to Bank a manually signed original “wet signature” counterpart of each such Security Instrument upon Bank’s request and/or as soon as reasonably possible.

8.19 Counterparts. This Agreement and each other Security Instrument may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

8.20 Statute of Frauds; No Oral Agreements. THIS AGREEMENT AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN OR EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN OR AMONG OBLIGOR(S) AND BANK, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG OBLIGOR(S) AND BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG OBLIGOR(S) AND BANK.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan Agreement is executed effective as of the date first set forth above.

BORROWER:

SANARA MEDTECH APPLIED TECHNOLOGIES, LLC

By:	Sanara MedTech Inc.,
Its Manager

By:	/s/ Michael D. McNeil
Michael D. McNeil
Chief Financial Officer

BANK:

CADENCE BANK

By:	/s/Emily Loomis
Emily Loomis,
Senior Vice President

GUARANTOR:

SANARA MEDTECH INC.

By:	/s/ Michael D. McNeil
Michael D. McNeil,
Chief Financial Officer

Schedule 6.7 – Litigation

Schedule 6.9 – Subsidiaries and Investments

Schedule 6.13 – Real Property / Collateral Locations

Schedule 6.14 - Trademarks, Tradenames, Copyrights, Patents and other Intellectual Property

Schedule 6.20 – Assumed and Other Names

Exhibit A: Compliance Certificate

Signature Page of Loan Agreement